Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

December 26, 2018

Nemaura Medical Inc.
Advanced Technology Innovation Centre,
Loughborough University Science and Enterprise Parks,
5 Oakwood Drive,
Loughborough, Leicestershire LE11 3QF
United Kingdom
Ladies and Gentlemen:
Reference is made to the registration statement on Form S-3 (File No. 333-210293) (the "Registration Statement") filed by Nemaura Medical Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), which Registration Statement was declared effective by the Commission on March 31, 2016.  We are rendering this opinion in connection with the prospectus supplement filed on December 19, 2018 by the Company with the Commission pursuant to Rule 424 under the Act (the "Prospectus Supplement").  The Prospectus Supplement relates to the offering and sale by the Company of (1) up to 2,400,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), (2) warrants (the "Warrants") to purchase up to 2,400,000 shares of Common Stock (the "Warrant Shares"), and (3) the underlying Warrant Shares.  The Shares, the Warrants and the Warrant Shares are sometimes collectively referred to herein as the "Securities".
The Company entered into a placement agency agreement (the "Placement Agency Agreement"), dated December 18, 2018, with Dawson James Securities, Inc. (the "Placement Agent"), with respect to the issuance and sale of the Securities.  The Warrants will be issued and sold pursuant to the terms of the warrant agency agreement dated December 20, 2018 between the Company and the warrant agent (the "Warrant Agency Agreement"). We understand that the Securities are to be offered and sold in the manner described in the Registration Statement and the Prospectus Supplement (and the Warrant Agency Agreement, with respect to the Warrants).
We have acted as the Company's counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement.  In this connection, we have reviewed (a) the Registration Statement; (b) the Prospectus Supplement; (c) the Placement Agency Agreement; (d) the Warrants; (e) the Warrant Agency Agreement; (f) the Company's Articles of Incorporation, as amended; and (g) the Company's Bylaws.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Placement Agency Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable, (ii) the Warrants have been duly authorized by the Company and, when executed by the Company and delivered to the purchasers thereof against payment therefor in accordance with the terms therein and the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares have been duly authorized and, when issued and paid for, upon exercise of the Warrants in accordance with the terms therein and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. Ch. 78 and, with respect to the Warrants, the laws of the State of New York.  We express no opinion with respect to any other laws.
In addition, the foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption "Legal Matters."  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.
Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP